   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 9, 1996.

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                                VERITAS DGC INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                     76-0343152
       (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NO.)

                          3701 KIRBY DRIVE, SUITE 112
                              HOUSTON, TEXAS 77098
                                 (713) 512-8300
       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

              RICHARD W. MCNAIRY                             WITH COPIES TO:
         3701 KIRBY DRIVE, SUITE 112                         KATHY L. TEDORE
             HOUSTON, TEXAS 77098                        PORTER & HEDGES, L.L.P.
                (713) 512-8300                          700 LOUISIANA, 35TH FLOOR
   (NAME, ADDRESS, INCLUDING ZIP CODE, AND              HOUSTON, TEXAS 77002-2764
               TELEPHONE NUMBER,                              (713) 226-0600
  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                             ---------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.
                             ---------------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                      PROPOSED
                                                      PROPOSED        MAXIMUM
                                                      MAXIMUM        AGGREGATE       AMOUNT OF
      TITLE OF EACH CLASS OF         AMOUNT TO     OFFERING PRICE     OFFERING      REGISTRATION
   SECURITIES TO BE REGISTERED     BE REGISTERED    PER UNIT(1)       PRICE(1)         FEE(1)
--------------------------------------------------------------------------------------------------
Common Stock, $.01 par value......     113,333        $22.063      $2,500,465.98      $757.72
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(c), the registration fee is calculated on the basis of the high and low sale prices for the Common Stock on the New York Stock Exchange on December 5, 1996, $22.063 per share.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     PURSUANT TO THE PROVISIONS OF RULE 429 OF THE SECURITIES ACT OF 1933, AS AMENDED, THE PROSPECTUS CONTAINED IN THIS REGISTRATION STATEMENT ALSO RELATES TO 3,264,586 SHARES OF COMMON STOCK COVERED BY THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S-3 (REG. NO. 33-63875). THIS PREVIOUSLY FILED FORM S-3 REGISTERED 4,901,701 SHARES OF COMMON STOCK, 1,637,115 OF WHICH HAVE BEEN SOLD OR RELATED TO SHARES UNDERLYING WARRANTS THAT LAPSED UNEXERCISED. THE REGISTRATION FEES WITH RESPECT THERETO WERE PREVIOUSLY PAID.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION DATED DECEMBER 9, 1996

PROSPECTUS

                                3,377,919 SHARES

                                VERITAS DGC INC.

                                  COMMON STOCK
                             ---------------------

     The shares of common stock offered hereby are shares of common stock, par value $.01 per share ("Common Stock"), of Veritas DGC Inc. (the "Company") held by certain stockholders of the Company. See "Selling Stockholders" and "Description of Common Stock and Special Voting Stock." The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby.

     The Company's Common Stock is traded on the New York Stock Exchange under the symbol "VTS." On December 6, 1996, the reported closing sale price of the Common Stock on the New York Stock Exchange was $21.875 per share.

     The Common Stock may be offered and sold from time to time by Selling Stockholders through brokers or dealers or directly to one or more purchasers in negotiated transactions, at market prices prevailing at the time of sale or at prices related to such market prices.

     The Selling Stockholders and brokers executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act. For further information concerning the plan of distribution of the Common Stock, see "Plan of Distribution."

     The expenses of this offering, estimated at $12,257.72 will be paid by the Company.

      PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING AT PAGE 3.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                THE DATE OF THIS PROSPECTUS IS DECEMBER 9, 1996.

     This Prospectus incorporates by reference documents which contain certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus and set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated by such forward-looking statements.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act, with respect to the Common Stock offered by this Prospectus. Certain portions of the Registration Statement have not been included in this Prospectus. For further information, reference is made to the Registration Statement and the Exhibits thereto. Statements made in this Prospectus regarding the contents of any contract or document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement (with exhibits), as well as such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its regional offices at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 13, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Such materials also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which the Common Stock is listed. The Commission maintains a site on the World Wide Web that contains certain documents filed with the Commission electronically. The address of such site is http://www.sec.gov. and the Registration Statement may be inspected at such site.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-7427), are incorporated in this Prospectus by reference and shall be deemed to be a part hereof:

     (a) the Company's Annual Report on Form 10-K for the year ended July 31, 1996;

     (b) the Company's Current Report on Form 8-K dated September 16, 1996; and

     (c) the Company's Current Reports on Form 8-K and Form 8-K/A dated November 20, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering covered hereby will be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained this Prospectus, in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. All such requests should be directed to Veritas DGC Inc., 3701 Kirby Drive, Suite 112, Houston, Texas 77098, Attention: Corporate Secretary, telephone number (713) 512-8300.

                                  THE COMPANY

     The Company was formerly named Digicon Inc. ("Digicon"). On August 30, 1996, Digicon and Veritas Energy Services Inc. ("VES") consummated a business combination (the "Combination") pursuant to which, among other things, (i) VES became a wholly-owned subsidiary of Digicon and (ii) Digicon's corporate name was changed to "Veritas DGC Inc." Unless the context otherwise requires, all references to the "Company" are to Veritas DGC Inc. and its subsidiaries and give effect to the consummation of the Combination.

     The Company is a leading provider of seismic data acquisition, data processing, multi-client data surveys, and exploration and development information services to the oil and gas industry in selected markets worldwide. The Company was incorporated in Texas in 1965 and was reincorporated in Delaware in 1969. The Company's principal offices are located at 3701 Kirby Drive, Houston, Texas 77098, and its telephone number is (713) 512-8300.

                                  RISK FACTORS

     Prospective investors should carefully consider the following factors.

ENERGY INDUSTRY SPENDING

     Demand for the Company's seismic services depends upon the level of capital expenditures by oil and gas companies for exploration, production, development and field management activities. These activities depend in part on oil and gas prices, expectations about future prices, the cost of exploring for, producing and delivering oil and gas, the sale and expiration dates of leases in the United States, Canada and abroad, local and international political, regulatory and economic conditions and the ability of oil and gas companies to obtain capital. In addition, a decrease in oil and gas expenditures could result from such factors as unfavorable tax and other legislation or uncertainty concerning national energy policies. No assurance can be given that current levels of oil and gas activities will be maintained or that demand for the Company's services will reflect the level of such activities. Decreases in oil and gas activity could have a significant adverse effect upon the demand for the Company's services and the Company's results of operations.

COMPETITION FOR SEISMIC BUSINESS

     Competition among seismic contractors historically has been intense. Competitive factors include price, crew experience, equipment availability, technological expertise and reputation for quality and dependability. Certain of the Company's major competitors operate more data acquisition crews than the Company, have substantially greater revenues than the Company and are subsidiaries or divisions of major industrial enterprises having far greater financial and other resources than the Company. There can be no assurance that the Company will be able to compete successfully against its competitors for contracts to conduct seismic surveys and process data.

HAZARDOUS OPERATING CONDITIONS

     The Company's data acquisition activities involve operating under extreme weather and other hazardous conditions. Accordingly, these operations are subject to risks of loss to property and injury to personnel from such causes as fires, adverse weather and accidental explosions. The Company carries insurance against these risks in amounts that it considers adequate. The Company may not, however, be able to obtain insurance against certain risks or for certain equipment located from time to time in certain areas of the world.

INVESTMENT IN MULTI-CLIENT DATA LIBRARY

     The Company has invested significant amounts in acquiring and processing multi-client data that is owned by the Company (book carrying value of $25.6 million at July 31, 1996), and it expects to continue doing so for the foreseeable future. Although the Company normally obtains prefunding commitments for a majority of the cost of acquiring and processing such surveys, future data licensing to multiple customers may not fully recoup its costs. Factors affecting the Company's ability to recoup its costs include possible technological, regulatory or other industry or general economic developments, any of which could render all or portions of the Company's library of multi-client data obsolete or otherwise impair its value. In addition, the timing of multi-client data licensing is typically less dependable from period to period than are revenues from surveys performed on an exclusive contract basis for single customers.

HIGH FIXED COSTS; CAPITAL INTENSIVE BUSINESS; RISK OF TECHNOLOGICAL OBSOLESCENCE

     Because of the high fixed costs involved in the major components of the Company's business, downtime or low productivity due to reduced demand, weather interruptions, equipment failures or other causes can result in significant operating losses. In recent years, the Company's contracts for data acquisition have been predominately on a turnkey or on a combination of turnkey/time basis. Under the turnkey method, payments for data acquisition services are based upon the amount of data collected, and the Company bears substantially all of the risk of business interruption caused by inclement weather and other hazards. When a combination of both turnkey and time methods is used, the risk of business interruptions is shared in an agreed percentage by the Company and the customer.

     Seismic data acquisition and processing is a capital intensive business. The development of seismic data acquisition and processing equipment has been characterized by rapid technological advancements in recent years and the Company expects this trend to continue. There can be no assurance that manufacturers of seismic equipment will not develop new systems that have competitive advantages over systems now in use that either render the Company's current equipment obsolete or require the Company to make significant capital expenditures to maintain its competitive position. The Company intends to upgrade its data acquisition and processing equipment as often as necessary to maintain its competitive position. However, to do so may require large expenditures of capital in addition to the Company's planned capital expenditures. There can be no assurance that the Company will have the necessary capital or that financing will be available on favorable terms. If the Company is unable to raise the capital necessary for its capital expenditure program and to upgrade its data acquisition and processing equipment to the extent necessary, it may be materially and adversely affected.

RISKS INHERENT IN INTERNATIONAL OPERATIONS

     In fiscal 1995 and 1996, 61% and 62%, respectively, of the Company's revenues were derived from international operations and export sales, which are subject in varying degrees to risks inherent in doing business abroad. Such risks include the possibility of unfavorable circumstances arising from host country laws or regulations. For example, the Company has approximately 6,500 line miles of offshore Peru seismic data (book value of approximately $1.4 million at July 31, 1996) which will become saleable only upon receipt of previously expected governmental licenses which have been delayed for more than a year and has a $2.6 million claim for income taxes withheld by its client, a foreign national oil company (no book carrying value), which will become collectible only upon approval by the host country's taxation authorities. In addition, foreign operations include risks of partial or total expropriation; currency exchange rate fluctuations and restrictions on currency repatriation; the disruption of operations from labor and political disturbances, insurrection or war; and the requirements of partial local ownership of operations in certain countries. To minimize such risks, the Company generally denominates its contracts in U.S. dollars and other currencies it believes to be stable. The Company also obtains insurance against war, expropriation, confiscation and nationalization when such insurance is available and when management considers it advisable to do so. Such coverage is not always available, and when available, is subject to unilateral cancellation by the insuring companies on short notice.

ENVIRONMENTAL AND OTHER REGULATIONS

     The Company's operations are subject to a variety of foreign, federal, state and local laws and regulations, including laws and regulations relating to the protection of the environment. The Company is required to invest financial and managerial resources to comply with such laws and related permit requirements in its operations and anticipates that it will continue to do so in the future. In recent years, an increased number of the Company's data acquisition contracts have required customers to obtain all necessary permits. Customers' failure to timely obtain the required permits may result in crew downtime and operating losses. To date, the Company's cost of complying with governmental regulation has not been material, but the fact that such laws or regulations are changed frequently makes it impossible for the Company to predict the cost or impact of such laws and regulations on its future operations. The modification of existing laws or regulations or the adoption of new laws or regulations curtailing offshore drilling for oil and gas or imposing more stringent restrictions on seismic operations could adversely affect the Company.

LEVERAGE AND LIQUIDITY

     The Company recently completed an offering of $75.0 million of 9 3/4% Senior Notes due 2003 (the "Senior Notes"). The degree to which the Company is leveraged (the ratio of total consolidated debt to total capitalization was approximately 41.5% at July 31, 1996, after giving effect to the issuance of the Senior Notes and the application of the net proceeds therefrom) could have important consequences, including the following: (i) the Company's ability to obtain financing in the future for working capital, capital expenditures and general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness; and (iii) a high degree of leverage may make the Company more vulnerable to economic downturns and may limit its ability to withstand competitive pressures.

     Based on current operations, the Company expects that it will be able to service the interest and principal obligations on its indebtedness as well as its working capital needs and to fund its capital expenditures and other operating expenses out of cash flow from operations and available borrowings. However, there can be no assurance that the Company's business will continue to generate cash flow at levels sufficient to meet these requirements. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt and capital expenditures, it may be required to sell assets, reduce capital expenditures, refinance all or a portion of its existing debt or obtain additional financing. There can be no assurance that any such asset sales or refinancing would be possible or that any additional financing could be obtainable. The Company's ability to meet its debt service obligations will be dependent upon its future performance which, in turn, will be subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information concerning the Selling Stockholders and reflects share information adjusted for a one for three reverse stock split (the "Reverse Split") effective January 17, 1995:

                                                                                            SHARES
                                                           SHARES OWNED       SHARES         TO
                                                            AND TO BE          TO BE         BE
                    NAME AND ADDRESS                          OWNED            SOLD         OWNED
---------------------------------------------------------  ------------      ---------      ----
Deltec Asset Management Corporation(1)...................      100,000         100,000      None
  535 Madison Avenue
  New York, New York 10022
Hanseatic Investments Limited Partnership(1).............       13,333          13,333      None
  375 Park Avenue
  New York, New York 10152
Acorn Fund...............................................      400,000         396,000       *
  c/o Wanger Asset Management L.P.(2)
  227 West Monore, Suite 3000
  Chicago, Illinois 60606

                                                                                            SHARES
                                                           SHARES OWNED       SHARES         TO
                                                            AND TO BE          TO BE         BE
                    NAME AND ADDRESS                          OWNED            SOLD         OWNED
                                                            ---------        ---------      ----
Christian Humann and Francois Sicart
Trustees under a deed of trust dated 2/2/88..............        5,000           4,000      None
  c/o Tocqueville Asset Management L.P.(3)
  1675 Broadway
  New York, New York 10019
Mellon Bank, N.A., as trustee for National Intergroup
  Inc....................................................       20,000          20,000      None
  c/o Tocqueville Asset Management L.P.(3)
  1675 Broadway
  New York, New York 10019
Trace Inc................................................       15,000          15,000      None
  c/o Tocqueville Asset Management L.P.(3)
  1675 Broadway
  New York, New York 10019
Jomacim, Inc. ...........................................       12,000          12,000      None
  c/o Tocqueville Asset Management L.P.(3)
  1675 Broadway
  New York, New York 10019
Quantum Partners LDC ("Quantum").........................      983,820         983,820      None
  Kaya Flamboyan 9, Willemstad, Curacao,
  Netherlands Antilles
     Soros Fund Management(4)
       George Soros(4)
Soros Capital L.P.(6)....................................       43,200(5)       43,200(5)   None
  c/o Westbroke Limited
  Richmond House
  12 Par-La-Ville Road
  Hamilton, Bermuda HMDX
Jupiter Management Co., Inc.(6)(7).......................       42,000(5)       42,000(5)   None
  c/o Douglas B. Thompson, President
  3535 Briarpark, Suite 200
  Houston, TX 77042
Steven J. Gilbert(4)(5)..................................        3,573           3,573      None
  Soros Capital L.P.
  c/o Westbroke Limited
  Richmond House
  12 Par-La-Ville Road
  Hamilton, Bermuda HMDX
CCF/Jupiter, L.P.(6)(8)..................................      490,288(5)      490,288(5)   None
DJ Investors, L.P.(8)....................................      107,227         107,227      None
  c/o Cambridge Capital Holdings, Inc.
  767 Fifth Ave., Suite 2800
  New York, NY 10153
Fund American Enterprise Holdings, Inc...................      115,000         115,000      None
  80 South Main Street
  Hanover, NH 03755

                                                                                            SHARES
                                                           SHARES OWNED       SHARES         TO
                                                            AND TO BE          TO BE         BE
                    NAME AND ADDRESS                          OWNED            SOLD         OWNED
                                                            ---------        ---------      ----
Fund American Enterprises, Inc...........................      719,895         719,895      None
  The 1820 House, Main Street
  Norwich, VT 05055
J/D Funding Corp.(7).....................................      146,224         146,224      None
Jupiter Investment Company, Inc.(7)......................       17,451          17,451      None
  c/o Douglas B. Thompson, President
  3701 Kirby Drive, Suite 112
  Houston, TX 77098
Ingrid Morsman...........................................        8,366           8,366      None
  820 Potts Lane
  Bryn Mawr, PA 19010
Natalie Thompson Defined Benefit Pension Plan(7).........       30,100          30,100      None
  180 Orchard Way
  Vero Beach, FL 32963
Neptune Partners-1989A, L.P..............................       43,972          43,972      None
Neptune 1989 Investors Limited...........................       28,782          28,782      None
Neptune 1989C Offshore Investors Limited.................       30,822          30,822      None
  c/o Neptune Management Company, Inc.
  881 Ocean Drive, Unit 20F
  Key Biscayne, FL 33149
Arik Yale Prawer.........................................        5,866           5,866      None
                                                             ---------       ---------
  7150 Shoreline Drive, #3306
  San Diego, CA 92122
          Totals.........................................    3,381,919       3,377,919
                                                             =========       =========

---------------

 *  Does not exceed one percent.

 (1) In June 1992, Hanseatic Corporation, an affiliate of Hanseatic Investments Limited Partnership, extended a $6,000,000 secured term loan to the Company, with interest payable quarterly at 10.75%. This loan was repaid in fiscal year 1996. In connection with this loan, the Company issued to Hanseatic Corporation and Deltec Securities Corporation, as custodian, warrants to purchase 13,333 and 100,000 shares of Common Stock, respectively. The warrants held by Hanseatic Corporation were transferred to Hanseatic Investment Limited Partnership. All of the warrants were exercised at an exercise price of $6.00 per share on or before the effective date of this Registration Statement.

 (2) Wanger Asset Management, L.P. is the investment advisor to Acorn Fund.

 (3) Tocqueville Asset Management L.P. is the investment advisor to these entities.

 (4) Soros Fund Management is an investment advisor to Quantum, George Soros is the sole proprietor of Soros Fund Management. Steven J. Gilbert, a director of the Company, may be deemed to beneficially own the shares held by Quantum by virtue of an investment advisory contract between Mr. Gilbert and Quantum. Mr. Gilbert expressly disclaims beneficial ownership of these shares.

 (5) Represents or includes the shares of Common Stock, which may be acquired by the indicated stockholder (CCF/Jupiter, L.P. -- 34,800) upon exercise of outstanding warrants. These warrants are presently exercisable through July 26, 1999 at an exercise price of $4.50 per share. Steven J. Gilbert, a director of the Company, may be deemed to own 43,200 of such shares by virtue of his affiliation with Soros Capital L.P. See note (6) below.

 (6) In July 1994, CCF Jupiter, L.P., along with Soros Capital L.P. and Jupiter Management Co., Inc., extended a $3,000,000 subordinated, secured credit facility to the Company. The Company's borrowings under this credit facility bear interest at Bank of America's prime commercial lending rate plus 3% through January 26, 1995, and thereafter, at Bank of America's prime rate plus 6%. The Company repaid all of its borrowings under this credit facility in June 1995. In connection with this credit facility, the Company issued to these lenders warrants exercisable for 120,000 shares of Common Stock at an exercise price of $4.50 per share, as adjusted for the one for three reverse stock split effective January 17, 1995. Both the number of shares purchasable under, and the exercise price of, the warrants are subject to further adjustment in certain events, including stock splits or dividends on, and reclassifications of, the Common Stock. The warrants may not be redeemed by the Company. In November 1993 the Company obtained a secured credit facility from the same affiliated lenders which provided for total borrowings of $3,386,667, an annualized interest rate of 25%, and maturity in May 1994. The Company repaid all of its borrowings under that credit facility in April 1994.

 (7) Douglas B. Thompson, a director of the Company, is an affiliate of Jupiter Management Co., Inc., J/D Funding Corp., Jupiter Investment Company, Inc. and Natalie Thompson Defined Benefit Pension Plan. Mr. Thompson disclaims beneficial interest in shares owned, controlled or deemed to be owned or controlled by each such selling stockholders.

 (8) George F. Baker, a director of the Company, is an affiliate of CCF/Jupiter, L.P. and DJ Investors, L.P. Mr. Baker disclaims beneficial interest in shares owned, controlled or deemed to be owned or controlled by each such selling stockholder.

                              PLAN OF DISTRIBUTION

     All or part of the Common Stock offered hereby may be sold by the Selling Stockholders from time to time (i) on the New York Stock Exchange or otherwise at prices current at the time of sale or at prices related to such market prices, either directly or through brokers or to dealers, to the extent that such prices are obtainable and satisfactory to the Selling Stockholders or (ii) to the extent the same may be available, pursuant to Rule 144 under the Securities Act. It is anticipated that any commissions with respect to such sales will not exceed regular brokerage commissions. The Selling Stockholders, and brokers executing selling orders on behalf of the Selling Stockholders and dealers to whom the Selling Stockholders may sell, may be deemed "underwriters" within the meaning of the Securities Act. Any profit represented by the excess of the selling price over the cost of the shares sold in the case of dealers, or any commission received in the case of brokers, may be deemed to be underwriting discounts or commissions under the Securities Act.

              DESCRIPTION OF COMMON STOCK AND SPECIAL VOTING STOCK

     The Company has only one class of stock outstanding, Ordinary Shares, consisting of a series of one share of special voting stock ("Special Voting Stock") and all other shares being designated as common stock, par value $.01 per share ("Common Stock"). At November 1, 1996, of the 40,000,000 authorized Ordinary Shares, there were 14,697,976 shares outstanding (including one share of Special Voting Stock).

     Each share of Common Stock has one vote on all matters presented to the stockholders. Subject to the rights and preferences of any preferred stock which may be designated and issued, the holders of Common Stock are entitled to receive dividends, if and when declared by the board of directors, and are entitled on liquidation to all assets remaining after the payment of liabilities. The Common Stock has no preemptive or other subscription rights. Outstanding shares of Common Stock, including the shares of Common Stock offered hereby, are fully paid and nonassessable.

     Except as otherwise required by law or the Company's certificate of incorporation, the share of Special Voting Stock will possess a number of votes equal to the number of outstanding VES exchangeable shares (the "Exchangeable Shares") not owned by the Company or any entity controlled by the Company, on all matters submitted to a vote of the Company's Common Stock holders. At November 1, 1996, there were 3,746,405 Exchangeable Shares outstanding. The Exchangeable Shares were issued upon consummation of the Combination as consideration for the Company's acquisition of all of VES' voting securities.

     Since the Common Stock and the Exchangeable Shares do not have cumulative voting rights, the holders of more than 50% of such shares may, if they choose to do so, elect all of the directors and, in that event, the holders of the remaining shares of Common Stock and Exchangeable Shares will not be able to elect any directors. ChaseMellon Shareholder Services Group, Inc., Dallas, Texas, is the transfer agent and registrar for the Common Stock.

                                    COUNSEL

     The validity of the Common Stock offered hereby has been passed upon for the Company by Porter & Hedges, L.L.P., Houston, Texas.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended July 31, 1996 have been audited by Deloitte and Touche LLP, independent auditors as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS; ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY STATE WHERE SUCH OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ---
Available Information..................    2
Incorporation of Certain Documents by
  Reference............................    2
The Company............................    3
Risk Factors...........................    3
Selling Stockholders...................    5
Plan of Distribution...................    8
Description of Common Stock and Special
  Voting Stock.........................    8
Counsel................................    9
Experts................................    9

                                3,377,919 SHARES

                                VERITAS DGC INC.

                                  COMMON STOCK
                         ------------------------------

                              P R O S P E C T U S

                         ------------------------------

                                DECEMBER 9, 1996

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTIONS.

        Securities and Exchange Commission Registration Fee..............  $  757.72
        Legal Fees and Expenses..........................................   6,000.00
        Accounting Fees and Expenses.....................................   2,500.00
        Blue Sky and Related Expenses....................................   1,000.00
        Miscellaneous....................................................   2,000.00
                                                                           ----------
                  Total..................................................  $12,257.72
                                                                           ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

     In a suit brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of the case, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such persons shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys' fees).

     The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, or (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders.

     The Certificate of Incorporation and bylaws of the Company require the Company to indemnify the Company's directors and officers to the fullest extent permitted under Delaware law, and to implement such provisions the Company has entered into contractual indemnity agreement with its directors and executive officers. The Company's Certificate of Incorporation limits the personal liability of a director to the corporation or its stockholders to damages for breach of the director's fiduciary duty.

     The Company has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the registrant, or that may arise out of their status as directors or officers of the registrant, including liabilities under the federal and state securities laws.

ITEM 16. EXHIBITS.

     The following exhibits are filed with this Registration Statement:

       EXHIBIT
         NO.                                       DESCRIPTION
       -------                                     -----------
           5         -- Opinion of Porter & Hedges, L.L.P. with respect to legality of securities.

          23-A       -- Consent of Porter & Hedges, L.L.P. (included in Exhibit 5).

          23-B       -- Consent of Deloitte & Touche LLP.

          24         -- Powers of Attorney (included on signature page of this Registration
                        Statement).

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen J. Ludlow, Richard W. McNairy and Rene M.
J. VandenBrand, and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 9, 1996.

                                          VERITAS DGC INC.

                                          By:       /s/  DAVID B. ROBSON

                                            ------------------------------------
                                              David B. Robson, Chairman of the
                                                          Board and
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the indicated capacities and on the 9th day of December, 1996.

                  SIGNATURE                                TITLE
---------------------------------------------  -----------------------------
                 /s/  DAVID B. ROBSON            Director, Chairman of the
---------------------------------------------    Board and Chief Executive
               David B. Robson                            Officer
              /s/  RICHARD W. McNAIRY          Executive Vice President and
---------------------------------------------      Chief Accounting and
             Richard W. McNairy                      Financial Officer
                                                         Director
---------------------------------------------
               George F. Baker
              /s/  CLAYTON P. CORMIER                    Director
---------------------------------------------
             Clayton P. Cormier
                 /s/  RALPH M. EESON                     Director
---------------------------------------------
               Ralph M. Eeson
            /s/  LAWRENCE C. FICHTNER                    Director
---------------------------------------------
            Lawrence C. Fichtner
               /s/  STEVEN J. GILBERT                    Director
---------------------------------------------
              Steven J. Gilbert
               /s/  STEPHEN J. LUDLOW                    Director
---------------------------------------------
              Stephen J. Ludlow

                  SIGNATURE                                TITLE
---------------------------------------------  -----------------------------
         /s/  BRIAN F. MacNEILL                          Director
---------------------------------------------
              Brian F. MacNeill

        /s/  DOUGLAS B. THOMPSON                         Director
---------------------------------------------
             Douglas B. Thompson

          /s/  JACK C. THREET                            Director
---------------------------------------------
               Jack C. Threet

                               INDEX TO EXHIBITS

       EXHIBIT
         NO.                                 DESCRIPTION
       -------                               -----------
          * 5        -- Opinion of Porter & Hedges, L.L.P. with respect to
                        legality of securities.

          *23-A      -- Consent of Porter & Hedges, L.L.P. (included in Exhibit
                        5).

          *23-B      -- Consent of Deloitte & Touche LLP

          *24        -- Powers of Attorney (included on signature page).

---------------

* Filed herewith